EMPLOYMENT AGREEMENT



         This Employment Agreement, dated as of September 1, 2006 (the "Agreement"), by and between RIVIERA HOLDINGS CORPORATION ("RHC") and its wholly-owned subsidiary RIVIERA OPERATING CORPORATION ("ROC") (collectively the "Company"), and ROBERT A. VANNUCCI ("Executive").

         In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.       Employment:

                  During the "Term" (hereinafter defined), the Company agrees to employ Executive in the capacity of President and Chief Operating Officer of ROC upon the terms and conditions and for the compensation herein provided, and Executive agrees to be so employed and to render the services herein specified.

2.       Term of Employment:

                  The initial term of employment of Executive hereunder will be for a one (1) year period commencing on September 1, 2006 and ending on August 31, 2007, subject to earlier termination as provided in Section 10 and shall automatically renew for one (1) year periods ("Renewal Terms") except that either party may terminate this Agreement at any time by providing the other party thirty (30) days written notice.

3.       Duties:

                  During the Term Executive agrees to:

(a) devote his full and exclusive business time and attention to the business of ROC (vacation and sick leave in accordance with ROC's policy and personal time consistent with his position excluded); and

(b) perform such reasonable duties as the Company's chief executive officer shall from time to time assign to Executive.

4.      Salary:

                  During the Term Executive shall receive a salary of $400,000 per annum, payable bi-weekly in arrears ("Base Salary").

5.       Incentive Bonus:

                  Executive is eligible for a bonus in an amount equal to $200,000 at 100% (or portion thereof if less than 100%) under the Company's Senior Management Compensation Plan (the "Plan"). The Plan provides for an annual target that is established by the Company's Compensation Committee and approved by the Company's full Board of Directors on or around each November of the year preceding the applicable year. Incentive Bonuses are paid on or before March 15 of the year following the year in which the Incentive Bonus is earned.

6.       Termination By Company Without CAUSE:

                  In the event the Company exercises its right to terminate this Agreement pursuant to Paragraph 2, above, for any reason except CAUSE as hereinafter defined, Executive shall receive the following commencing with the effective date ("Effective Date") of such Termination (collectively "Severance").

(a) Base salary paid in equal bi-weekly installments for One (1) year as measured from the Effective Date;

(b) Executive shall receive, on or about March 15th of the year immediately following the year of the Effective Date, a pro-rata share of the Incentive Bonus Executive would have been entitled to receive had Executive not been terminated. The proration shall be based on the number of weeks up to the Effective Date in the year of Executive's termination;

(c) Full health care benefits for Two (2) years as measured from the Effective Date; and

(d) Automobile allowance for One (1) year as delineated in Paragraph 9(c) of this Agreement as measured from the Effective Date.

7.       Death and Disability:

(a) If during the Term of this Agreement and any extension thereof, Executive's employment is terminated due to death or disability of Executive, Executive or his estate, as the case may be, shall receive the following:

(i) Executive's Base Salary payable in twenty-six (26) bi-weekly equal installments commencing on such termination; and

(ii) On or before March 15th of the calendar year immediately following such termination, a prorated share of the Severance Incentive Bonus to which Executive would have been entitled had the Company exercised its right to terminate this Agreement. For example, if such termination occurs on June 30th and the Executive level bonus is at one-hundred percent (100%), the cash incentive due on the following March 15th is 181/365 of what Executive would have received had Executive not been terminated.

(b) The following terms shall have the following meanings:

(i) "Pro-Rata" - a fraction the numerator of which is the number of days to the date of death, disability or discharge without Cause and the denominator of which is three-hundred sixty-five (365);

(ii) "Designated Beneficiary" - shall be the person designated in writing by the Executive prior to the Executive's death and if the Executive fails to designate a beneficiary or if a designated beneficiary does not survive the Executive, all amounts payable hereunder shall be paid to the Executive's personal representative or pursuant to the terms of the Executive's will or the laws of descent and distribution; and

(iii) "Disability" - the Company shall find on the basis of medical evidence satisfactory to it that Executive is so totally mentally or physically disabled as to be unable to engage in further employment by Company and that such disability shall be determined to be such that it will cause, or actually does cause or has caused, Executive to be absent from work for a period, or aggregate of periods, in excess of three (3) months in any one (1) twelve (12) month period.

8.       Profit-Sharing, 401(k) Plan and ESOP:

                           In addition to the Base Salary and Incentive Bonus, Executive shall be eligible for participation in all Defined Contribution Plans adopted by Company.

9.       Additional Benefits and Compensation:

                  During the Term, Executive shall be entitled to:

(a) life insurance, group health insurance, including major medical and hospitalization, comparable to such benefits offered to other key executives of the Company;

(b) reimbursement for all reasonable expenses incurred by Executive in connection with the performance of his duties and in accordance with any applicable policy of the Company (including one-hundred percent (100%) of reasonable travel and entertainment expenses), subject to submission of appropriate documentation therefor;

(c) automobile allowance in the amount of five-hundred dollars ($500.00) per month, plus reimbursement of all reasonable automobile expenses (excluding lease or loan payments) incurred regarding the principal automobile driven by Executive; and

(d) all benefits and perquisites that Executive enjoyed by way of his employment with the Company prior to the execution of this Agreement.

10.       Termination By Company For "CAUSE" or Termination By Executive:

(a) If the Company shall discharge Executive for "CAUSE" as hereinafter defined, Executive shall not be entitled to receive any further compensation or benefits from the Company effective the date of such for Cause termination.

(b) If Executive exercises his right to terminate this Agreement ("Resignation"), he shall not be entitled to any compensation or benefits from the Company upon the effective date of the Resignation.

(c)                        "CAUSE" shall have the following meanings:

(i)                        felony conviction of Executive;

(ii) a final civil judgment shall be entered after all appeals have been exhausted in which a material aspect involved Executive's fraud or dishonesty whether or not involving the Company;

(iii) refusal by Executive to perform "Reasonable Duties" (hereinafter defined), assigned to him by the Company's Chief Executive Officer, provided Executive shall fail to correct any such failure within thirty
                           (30) days after written notice ("Cure Period"); or

(iv) the Gaming Authorities of the State of Nevada or any other state in which the Company shall conduct gaming operations shall determine that Executive is unsuitable to act as an executive of a gaming company in his individual capacity. "Reasonable Duties" - Executive shall not be required (x) on a permanent basis to spend more than fifty percent (50%) of his business time at least twenty-five
                           (25) miles outside of Las Vegas (or be required to change his residence), (y) to expose himself to a risk of his physical safety or jeopardize his ability to be licensed by any state gaming authority, or (z) perform duties which are inconsistent with his role specified in Section 1 hereof.

11.       Confidential Information; Non-Solicitation:

(a) During the Term and for a Two (2) year period commencing on the effective date of the termination of this Agreement for any reason:

(i) Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses which shall not be public knowledge (other than information which becomes public as a result of acts of Executive or his representatives in violation of this Agreement), including, without limitation, and technological or financial information of the Company or its subsidiaries; and

(ii) Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.

(b) While actively employed by the Company, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultant or otherwise with, or have any financial interest other than stock holdings in a public corporation, in any hotel or casino.

(c) During the Term and for a one (1) year period as measured from the effective date of the termination of this Agreement for any reason, Executive will not solicit or contact any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being employed by Executive, an employer affiliated with Executive, or any competitor of the Company or any affiliate thereof.

(d)                        Executive acknowledges that the provisions of this
                           Section 11 are reasonable and necessary for the protection of Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting of a bond therefor) for the purposes of restraining Executive from any actual or threatened breach of such provisions.

12.      Miscellaneous:

(a) This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada applicable to agreements executed in that State. Any legal action brought to enforce the terms of this Agreement shall be brought in Clark County, Nevada.

(b) This Agreement supersedes all prior agreements and under-standings among the parties, and contains the full understanding of the parties hereto with respect to the subject matter hereof. Any change, modification or waiver of this Agreement must be in writing, signed by both parties hereto or, in the case of a waiver, by the party waiving compliance. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original. The captions of each article and section are intended for convenience only. All references herein to days, weeks and months shall mean by calendar unless specifically stated to the contrary. All references herein to the singular shall include the plural, and all references to representations and warranties made hereunder shall survive the execution and delivery and closing of this Agreement.

(c) It is the intention of the parties hereto that this Agreement shall not inure to the benefit of any third parties not parties to this Agreement, and it is specifically intended that no third party beneficiary relationships, benefits or obligations shall arise or be deemed to exist as a result of this Agreement.

(d) This Agreement shall insure to the benefit of and be binding upon each of the parties hereto, their heirs, assigns, successors, executors and personal representatives, however, as a personal service contract, it shall not be assignable by Executive.

(e) The failure or delay by either party in any one or more instances to enforce one (1) or more of the terms and conditions of this Agreement or to exercise any right or privilege under this Agreement shall not thereafter be construed as a waiver of any such term, condition, right or privilege and the same and all other terms, conditions, rights or privileges under this Agreement shall continue to remain in full force and effect as though no such failure or delay had occurred.

(f) No voluntary or involuntary successor-in-interest of the Company shall acquire any rights or powers under this Agreement, except as specifically set forth herein. Otherwise, the Company shall not assign all or any part of this Agreement.

13.      Notices:

                  All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and delivered personally or mailed by certified or registered mail, return receipt requested, to the following addresses for each party during the Term or until such time as written notice, as provided hereby, of a change of address to be used thereafter is given to the other party, with copies to such legal counsel as each party, from time-to-time, may designate.


                                    If to:  Company

                                            Riviera Holdings Corporation
                                            2901 Las Vegas Boulevard South
                                            Las Vegas, NV  89109

                                            Attn: Chief Executive Officer

                                    If to:  Executive

                                            Robert A. Vannucci
                                            2901 Las Vegas Boulevard South
                                            Las Vegas, NV  89109
                                            PERSONAL & CONFIDENTIAL

                  Notices delivered personally shall be deemed to have been given, upon delivery; notices delivered by certified or registered mail shall be deemed to have been given seventy-two
                  (72) hours after the date deposited in the mail, except as otherwise provided herein.

14.      Government Approvals:

                  Notwithstanding any other terms and provisions set forth in this Agreement, it is understood and agreed that the engagement of Executive hereunder, the obligation of the parties hereto, and the effect of the Agreement, shall be subject to the approval of each and all of the terms, covenants and provisions of this Agreement by the Nevada Gaming Authorities and other Governmental Authorities from whom approval, if any, is required under the laws of the State of Nevada, the County of Clark, or any and all other governmental agencies having jurisdiction thereover. Each of the parties hereby covenant and agree to exercise their best good faith efforts to proceed to obtain any and all such necessary approvals.


         IN WITNESS WHEREOF, the parties herein have entered into this Agreement the day and year first written above.

COMPANY:                                             EXECUTIVE:

RIVIERA HOLDINGS CORPORATION                ROBERT A. VANNUCCI



By: ___________________________             ________________________________
      Mark Lefever                               Robert A. Vannucci
      Treasurer                                  Executive